Exhibit 10.2

TERMINATION AND NON-COMPETITION AGREEMENT

THIS AGREEMENT is made as of the 25 of May 2005 between the following parties:-

(1)   Banta Corporation, a Wisconsin corporation, hereinafter referred to as (“the Company”);

and

(2)   Edward P. Allen hereinafter referred to as (“the Executive”).

RECITALS

A.	Whereas the Company regards the Executive as a highly valued employee; and

B.	Whereas the Company is willing to provide the Executive with an assurance as to the severance payment which the Executive will receive in the event of termination of his employment in certain circumstances; and

C.	Whereas in return the Executive is willing to enter into the post-termination obligations set forth in this Agreement.

IT IS HEREBY AGREED AS FOLLOWS

1.	EMPLOYMENT

The Executive will diligently and faithfully serve as President of BGT and in this capacity shall perform such duties as the Company’s Chief Executive Officer shall assign to him from time to time. The Executive will, during the term of this Agreement continue to devote his full business time, skill and best efforts to the performance of such duties.

2.	NOTICE AND SEVERANCE PAYMENT

2.1	Either party may terminate the Executive’s employment at any time by giving the other party six months’ prior notice in writing. The Company will pay the Executive base salary and employee benefits in the normal way during such notice period, however, the Company reserves the right to determine whether the Executive is required to carry out any duties during his notice period. The Company reserves the right to pay the Executive in lieu of notice or part of his notice period in which case the Executive will receive a payment equivalent to the annual value of his base salary and employer pension contributions pro rated in respect of the six months notice period or, where the Executive is only required to work for part of his notice period, the unexpired portion of the notice period.

2.2	The Executive will not be entitled to notice of termination or payment in lieu thereof in the event of termination of his employment for Cause.

2.3	In the event that the Executive’s employment is terminated by the Company or an Associated Undertaking without Cause (save where such termination is by reason of the death of the Executive, the permanent disability of the Executive as determined in the opinion of the Company or the retirement of the Executive on or after attaining the age of 62 years); then the Company will make to the Executive a severance payment (“the Severance Payment”) equal to the Executive’s annual base salary as at the Termination Date.

2.4	The Severance Payment will be paid in 12 equal monthly instalments in arrears. The first such instalment shall be paid on the first day of the calendar month following the month in which such termination occurs. In addition, the Company shall continue the Executive on VHI private health insurance cover for the duration of the 12-month period or where this is not possible, shall pay for the cost of private health insurance cover equivalent to the cost of private health insurance cover which is borne by the Company at the Termination Date.

3.	RELOCATION

In the event that the Executive’s employment is terminated such that Executive becomes entitled to the Severance Payment, then Company shall pay the costs of Executive’s relocation to Cork, Ireland in accordance with the End of Assignment provisions of the Company’s Long Term International Assignment Policy as then in effect.

4.	CONFIDENTIALITY AND POST-TERMINATION OBLIGATIONS

4.1	In the event the Executive’s employment is terminated (the date of such termination hereinafter referred to as “the Termination Date”) for any reason, including voluntary termination by the Executive, then the following shall apply: —

For the period of 12 months after the Termination Date, the Executive will not, in relation to the business of BGT directly or indirectly:-

4.1.1	Solicit or entice or endeavour to solicit or entice away from the Company, or any Associated Undertaking, or employ or engage any person who was employed in an executive, supervisory, technical, sales or administrative capacity by the Company or any Associated Undertaking at any time preceding the Termination Date;

4.1.2	canvass, solicit or approach or cause to be canvassed, solicited or approached for orders any person, firm or company who at any time during the 6 months immediately preceding the Termination Date is or was:

(a) in negotiation for the supply of goods or services with the Company or any Associated Undertaking;

(b) a client or customer of the Company or any Associated Undertaking; and/or

(c) in the habit of dealing with the Company or any Associated Undertaking where the orders relate to goods and/or services which are competitive with or of the type supplied by the Company or any Associated Undertaking and where the Executive or one of his subordinates acting in the course of his duties dealt or had contact with that person, firm or company during the 6 months immediately preceding the Termination Date;

4.1.3	Be engaged, concerned or interested in, or provide technical, commercial or professional advice to any person, firm or company which is wholly or partly in competition with the business of the Company or any Associated Undertaking;

4.1.4	Be engaged, concerned or interested in any person, firm or company which is a client or customer of the Company or any Associated Undertaking, if such engagement, concern or interest causes or would cause the client or customer to cease or materially reduce its orders or contracts with, or the volume of goods and services received from the Company or any Associated Undertaking;

4.1.5	Use in connection with any business any name that includes the name of the Company or any Associated Undertaking or any colourable imitation of such names.

4.2	The Executive agrees that both during his employment and at all times thereafter, he shall keep all Confidential Information, documents and all other material or matters arising or coming to his attention in connection with the performance of his duties hereunder secret and confidential and not at any time for any reason whatsoever to disclose them or permit them to be disclosed to any third party except as permitted hereunder to enable the Executive to carry out his duties and obligations.

4.3	The Executive agrees that he will treat as secret and confidential and not at any time for any reason disclose or permit to be disclosed to any person, firm or company or otherwise make use of or permit to be made use of any Confidential Information relating to the Company or any Associated Undertaking or any such information relating to any shareholders, suppliers, or customers of the Company or any Associated Undertaking where knowledge or details of the information was received prior to or during the period of this Agreement.

4.4	The obligations of confidence referred to in this Clause shall not apply to any Confidential Information, documents or other information which:-

(a) is published or is otherwise in the public domain prior to the receipt of such Confidential Information or other information by the Executive; or

(b) is or becomes publicly available on a non-confidential basis through no fault of the Executive.

4.5	The Executive shall not during the continuance of this Agreement make, otherwise than for the benefit of the Company, any notes or memoranda relating to any matter within the scope of the business of the Company and any Associated Undertaking, nor shall the Executive either during the continuance of this Agreement or afterwards, use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company. Any such notes or memoranda made or compiled by the Executive shall be the property of the Company and shall be returned to the Company upon the termination of the Executive’s employment and for the avoidance of doubt the copyright in any such notes or memoranda shall vest in the Company.

4.6	The Executive acknowledges that while it is the intention of the parties to this Agreement that the restrictions set out in this Clause 4 are considered by the parties no greater than is necessary for the protection of the interests of the Company, nevertheless in the event that any of the said restrictions shall be adjudged to be invalid or unenforceable by any Court of competent jurisdiction, but would be adjudged fair and reasonable if any part of the wording thereof were amended, modified, deleted or reduced in scope then the restrictions set forth in this Clause 4 shall apply with such amendments, modifications, deletions and reductions in scope as may be necessary to make them valid and effective.

4.7	The Executive agrees that if during the continuance in force of the obligations set out in this Clause 4 he receives an offer of employment from any person, firm or company, he will immediately provide that person with a complete and accurate copy of Clause 4 of this Agreement.

5.	RELEASE OF CLAIMS

The Executive agrees that he will accept the Severance Payment referred to in Clause 2 above in full and final settlement of all claims howsoever arising and of whatsoever nature which may be made by the Executive in the United States, Ireland and/or any other jurisdiction against the Company and any Associated Undertaking and/or each and all of the respective officers, directors, employees, servants and agents in connection with and/or arising out of and/or concerning his employment with the Company and/or the termination of such employment whether such claims arising at common law, in equity, in tort or pursuant to statute (including but not limited to claims pursuant to the Redundancy Payments Acts,1967–2003; the Terms of Employment (Information) Acts, 1994-2001; the Minimum Notice and Terms of Employment Acts,1973-2001; the Organisation of Working Time Act,1997; the Protection of Employment Acts,1977-2001; the Employment Equality Acts, 1998 and 2004; the Payment of Wages Act, 1991 and the Unfair Dismissals Acts,1977-2001) and, any and all United States federal, state or local laws governing employment, employment benefits and wages, and it is hereby agreed that the Executive will only receive the Severance Payment if, prior to the payment of the first instalment thereof, he executes a full written release of claims in terms of this Clause 5.

6.	MISCELLANEOUS

6.1	For the avoidance of doubt, this Agreement will not apply and shall have no force and effect in the event of the occurrence of a Change of Control of the Company as defined in the Key Executive Employment and Severance Agreement dated as of the 16th of May 2005 and made between the Executive and the Company.

6.2	All payments hereunder will be subject to applicable income tax and any other levies or taxes which are required to be deducted or withheld by law.

6.3	The Company shall have no obligation to make any payments or instalments thereof to the Executive hereunder if the Executive is in breach of this Agreement.

6.4	This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the Company. Neither the Executive nor anyone acting for him shall have power to assign this Agreement or to transfer, assign, hypothecate, mortgage or otherwise encumber in advance any of the payments provided for in this Agreement, nor shall any of the said payments or any assets or funds of the Company be subject to seizure for the payment of any debts, judgements, alimony or separate maintenance of the Executive or be reached or transferred by operation of law in the event of the Executive’s bankruptcy, insolvency or otherwise.

6.5	This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of Ireland. Both parties submit to the non-exclusive jurisdiction of the Courts of Ireland in respect of any disputes howsoever arising in respect of this Agreement.

6.6	The terms and conditions of the Executive’s employment with BGT as set out in the letter of offer from Stephanie Streeter dated 6th May 2005 (as supplemented by a letter to the Executive from Frank Rudolph dated 12th May 2005 describing applicable employee benefits) and which supercede Executive’s letter of offer from Peter Clifford dated 9th August 2004, shall remain in force unless otherwise modified by the provisions of this Agreement. Both parties acknowledge that there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein nor are there any conditions affecting this agreement which are not expressed herein.

6.7	This Agreement may not be amended or modified in any manner except by written instrument executed by the Company and the Executive. This Agreement may be executed in one or more counterparts each of which will be deemed an original but all of which together shall constitute but one and the same instrument.

6.8	The unenforceability, invalidity or illegality of any provision of this Agreement shall not affect or impair the continuing enforceability or validity of any other part of this Agreement all of which shall survive and be valid and enforceable.

6.9	In this Agreement the expression "Cause" shall mean the occurrence of any of the following:-

(i)	The non-performance by the Executive of his duties or the non-compliance by him with the reasonable directions of the Company’s Chief Executive Officer in circumstances where the Executive has been given written notice of such non-performance or non-compliance and has failed to remedy the same within 30 days of the written notice;

(ii)	An act of dishonesty or fraudulent act on the part of the Executive involving the Company or any Associated Undertaking or any employee, agent or representative of the Company;

(iii)	An act of wilful misconduct of the Executive detrimental to the Company or the business of the Company or any Associated Undertaking.

6.10	In this Agreement the following expressions shall have the following meanings:

“Associated Undertaking” shall mean any undertaking which from time to time is a subsidiary undertaking of the Company or is the parent undertaking of the Company or a subsidiary undertaking of any such parent undertaking and for the purposes of this definition “subsidiary undertaking” and “parent undertaking” shall have the meanings respectively given to them by Regulations 4 and 3 of the European Communities (Companies: Group Accounts) Regulations, 1992. For the avoidance of doubt the definition of “Associated Undertaking” includes BGT;

“BGT”shall mean Banta Global Turnkey Group;

“Confidential Information” shall mean any confidential or secret information relating to the Company and any Associated Undertaking including, without limitation, business, marketing, financial and manpower methods and plans; computer software; know how; lists and details of customers, clients, prices and contracts;

“Termination Date” shall mean: –

–	the expiry date of any notice period or any reduced notice period, given in accordance with this Agreement; or

–	where the Executive is paid in lieu of notice, the date on which the Executive ceases to carry out his duties for the Company;.

6.11	The Company and the Executive have each taken (or had the opportunity to take) independent legal advice with respect to this Agreement.

7.	NOTICES

7.1	Notices and other communications to any party to this Agreement required or permitted hereunder shall be in writing and will be sufficiently served:

7.1.1	if delivered by hand, or

7.1.2	if sent by facsimile, or

7.1.3	if sent by prepaid registered post,

in respect of the Executive, to his last known address and in respect of the Company, to its address at 225 Main Street, Menasha, Wisconsin 54952 USA and marked for the attention of the General Counsel of the Company or such other address as is from time to time designated by the parties.

7.2	Any notice or communication required to be given pursuant to this Agreement shall be deemed to have been served:

7.2.1	if delivered by hand, at the time of delivery;

7.2.2	if sent by facsimile when the sender’s facsimile machine issues confirmation that the relevant pages have been transmitted to the recipient’s facsimile machine; and

7.2.3	if sent by pre-paid registered post, 48 hours after posting;

provided that any such delivery, transmission or postage outside the hours of 9.00 a.m. to 5.30 p.m. shall be deemed to have been served on the next business day i.e. any day excluding Saturdays, Sundays, bank holidays and public holidays.

7.3	Each party giving a notice or making a communication hereunder by facsimile shall promptly confirm such notice or communication by post to the person to whom such notice or communication was addressed but the absence of any such confirmation shall not affect the validity of any such notice or communication or the time upon which it is deemed to have been served.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement all as of the day and year first herein written.

BANTA CORPORATION

/s/ Stephanie A. Streeter
By Stephanie A. Streeter
Chairman, President and Chief Executive Officer

/s/ Ronald D. Kneezel
Witnessed by Ronald D. Kneezel
Secretary

EXECUTIVE

/s/ Edward P. Allen
Edward P. Allen